Exhibit 10.8
TERMINATION AND CHANGE OF CONTROL AGREEMENT
          TERMINATION AND CHANGE OF CONTROL AGREEMENT (“Agreement”), made as of October 24, 2007, between AMETEK, Inc. (the “Company”), and Frank S. Hermance (the “Executive”).
          W I T N E S S E T H:
          WHEREAS, on the date hereof, the Executive is the Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors; and
          WHEREAS, the Company wishes to provide certain benefits to the Executive in the event of a termination of the Executive’s employment under certain circumstances or in the event of a change of control of the Company;
          NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Company and the Executive agree as follows:
          1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:
               (a) “Awards” shall mean such Restricted Shares and such Stock Options, if any, as may be granted to the Executive by the Company from time to time.
               (b) “Board” shall mean the Board of Directors of the Company.
               (c) “Cash Compensation” shall mean the sum of the Executive’s base salary (equal to the rate of annual base salary for the Company’s fiscal year immediately prior to the Termination Date) plus (i) the Executive’s targeted bonus, if known, for the year in which the

Termination Date occurs, or (ii) if the targeted bonus described in clause (i) is not known, the average of the Executive’s bonuses for the two fiscal years of the Company immediately preceding the year in which the Termination Date occurs, including all such salary and bonuses earned in all capacities with the Company and its Subsidiaries, as reported for Federal income tax purposes on Form W-2, together with any amounts which would have been included in the Executive’s salary or bonus but for a deferral election by the Executive under any plan of the Company or its Subsidiaries, including, but not limited to, a plan qualified under Section 401(k) or 125 of the Code.
               (d) “Cause” shall mean (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company.
               (e) “Change of Control” shall mean (i) the acquisition by any person or group, other than the Company or any of its Subsidiaries, of 20% or more of the voting stock of the Company; (ii) the acquisition by the Company or any of its Subsidiaries, or any Executive benefit plan of the Company or any Subsidiary, or any person or entity organized, appointed or established by the Company or Subsidiary for or pursuant to the terms of any such Executive benefit plan, acting separately or in combination with each other or with other persons, of 50% or more of the voting stock of the Company, if after such acquisition the Shares are no longer publicly traded; (iii) the death, resignation or removal within any two-year period from the Board of a sufficient number of directors such that the individuals who constituted the Board at the beginning of the period shall cease to constitute a majority of the Board, unless the election of each subsequent member was approved in advance by two-thirds of the members of the Board in office at the beginning of such two-year period; or (iv) the approval by the shareholders of the Company of (A) a merger or consolidation, the result of which is that the shareholders of the Company immediately prior to the merger or consolidation do not own or control immediately after the merger or consolidation at least 50% of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors or (B) a sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets.
               (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
               (g) “Good Reason” shall mean, without the written consent of the Executive, one or more of the following occurrences:
               (i) any failure of the Company to comply with and satisfy any of the terms of this Agreement;
               (ii) any reduction of the authority, duties or responsibilities held by the Executive, or removal from, or failure to be reelected to, the Board;

               (iii) any reduction of the Executive’s base compensation or bonus opportunity or any material reduction of the Executive’s benefit entitlements; or
               (iv) any transfer of the Executive to a location which is outside the Paoli, Pennsylvania area (or the general area in which his principal place of business immediately preceding the transfer may be located at such time if other than Paoli, Pennsylvania) by more than fifty miles other than on a temporary basis (less than 6 months), except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations on behalf of the Company in effect immediately prior to the transfer;
provided, however, that in the event Executive delivers a Notice of Termination based on one or more of the foregoing occurrences of Good Reason, the Company may correct or cure such occurrence or occurrences within twenty (20) days of receipt of the Notice of Termination, in which event the Notice of Termination shall be deemed withdrawn and of no further force or effect.
               (h) “Notice of Termination” shall mean a written notice which conforms to the requirements of Section 2.
               (i) “Restricted Shares” shall mean any restricted stock awards of Shares which may be granted to the Executive under any Stock Incentive Plan of the Company, as adjusted pursuant to the terms of the agreement between the Company and the Executive evidencing such awards, which Shares continue to be forfeitable as of the applicable date or event referred to herein; upon becoming Vested, such Shares shall no longer be Restricted Shares for purposes of this Agreement.
               (j) “Separation from Service” shall mean the Executive’s ceasing to perform services for the Company and its successors and affiliates due to a termination of his employment; provided that, if the Executive continues thereafter providing services as an independent contractor for the Company or its successors and affiliates, then such continuing services must be at a level of less than fifty percent (50%) of the average level of services performed over the immediately preceding thirty-six (36) month period, or as otherwise provided under Section 409A of the Code.
               (k) “Share” shall mean a share of the common stock of the Company or any successor.
               (l) “Stock Option” shall mean any option on Shares which may be granted to the Executive under any Stock Incentive Plan of the Company, as adjusted pursuant to the terms of the agreement between the Company and the Executive evidencing such option, which option is not fully exercisable as of the applicable date or event referred to herein; upon becoming Vested, such option (or the portion of the option which has become Vested) shall no longer be a Stock Option for purposes of this Agreement.
               (m) “Subsidiary” shall mean any corporation or other entity which is deemed to be part of the affiliated group of the Company for purposes of Section 280G(d)(5) of the Code.

               (n) “Termination Date” shall mean the date specified in the Notice of Termination, or the date of receipt of the Notice of Termination if the Notice is sent by the Company to the Executive and asserts that the Termination is for Cause.
               (o) “Vested” shall mean, with respect to Restricted Stock Awards, that the Shares subject to such Restricted Stock Awards have become nonforfeitable and transferable in accordance with the terms of the awards and restricted stock agreements between the Company and the Executive pursuant to which they were issued, and with respect to Stock Options (or any portion thereof) that the Stock Option (or such portion of the Stock Option) has become immediately exercisable by the Executive in accordance with the terms of the agreement between the Company and the Executive pursuant to which such Stock Option was granted.
          2. Notice of Termination. Any Separation from Service due to termination of the Executive’s employment by either the Company or the Executive shall be communicated by a Notice of Termination to the other party to this Agreement, given in accordance with Section 16 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice of the termination of the Executive’s employment which (i) in the case of a Notice of Termination from the Company, indicates whether the termination is for Cause or without Cause, or, in the case of a Notice of Termination from the Executive, indicates whether the resignation is for Good Reason or not for Good Reason, (ii) refers to the specific provision in this Agreement relied upon and briefly summarizes the facts and circumstances deemed to provide a basis for the termination of employment under the provision so indicated, and (iii) specifies the Termination Date, which date shall not be less than 20 nor more than 30 days after the giving of such Notice, except for a Notice of Termination from the Company that the Executive is being terminated for Cause which shall be effective immediately.
          3. Termination Not in Connection With a Change of Control or for Cause. If the Executive has a Separation from Service due to the Executive’s employment being terminated by the Company without Cause or by the Executive for Good Reason, and such termination occurs prior to and not in anticipation of a Change of Control, the following benefits shall be provided to the Executive:
               (a) The Company shall pay to the Executive, in a lump sum, an amount equal to two (2) times the Executive’s Cash Compensation;
               (b) All Awards shall become immediately Vested;
               (c) Any Stock Option (whether previously Vested or which becomes Vested pursuant to Subsection (b), above), other than a Stock Option which has been designated as an “incentive stock option” within the meaning of Section 422 of the Code, shall be exercisable by the Executive (or following the Executive’s death, by his estate) for a period of one year from the Termination Date (but not beyond the expiration date of the Stock Option);
               (d) The Company shall continue the Executive’s current coverage (single or family) under (or, at the election of the Company, provide a tax equivalent monthly payment equal to the cost of) the Company’s plans or programs to provide health benefits (including, but not limited to, hospitalization, surgical, major medical, dental and vision benefits), disability insurance and death benefits (but Executive will be treated as a terminated employee as of the Termination Date for purposes of the Company’s Supplemental Executive Death Benefit Plan), as in effect from time to time for other senior executives of the Company, until the earliest of (i) the end of the second year following the year of the Separation from Service, (ii) as applied to health benefit coverage, the Executive’s eligibility for Medicare, (iii) as applied to health benefits, disability insurance and death benefits, considered separately from each other, the Executive’s commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs without a pre-existing condition limitation, or (iv) the Executive’s death; and
               (e) The Company (i) shall continue to provide the Executive with the Company provided car available to him at the Termination Date (or a comparable car, if the lease on such car should expire) and shall pay (or reimburse Executive) for the reasonable operating expenses of the car, and (ii) shall continue to reimburse Executive for the cost of country club or private club dues (at the level in effect at the Termination Date), until the earliest of the second anniversary of the Termination Date or the Executive’s death. The foregoing shall be subject to the following requirements: (A) the provision of the car pursuant hereto, and the amount of expenses eligible for reimbursement hereunder, during one calendar year may not affect the car to be provided or expenses eligible for reimbursement hereunder in any other calendar year, (B) the reimbursement of an eligible expense hereunder shall be made by December 31st of the calendar year next following the calendar year in which the expense was incurred and (C) the right to reimbursement or provision of the car hereunder shall not be subject to liquidation or exchange for another benefit.

For purposes of this Agreement, a termination of employment will be considered to be in anticipation of a Change of Control if the Termination Date occurs during the ninety (90) day period ending on the date of the Change of Control and the substantial possibility of the Change of Control was known to the Executive and to a majority of the Board of Directors of the Company on or before the date the Notice of Termination was delivered.
          4. Change of Control — Awards. If the Executive is employed by the Company at the date of a Change of Control, or has a Separation from Service due to having been terminated without Cause or having resigned for Good Reason in anticipation of the Change of Control (within the meaning of Section 3), the following shall apply with respect to the Executive’s Awards:
               (a) All Awards shall become immediately Vested.
               (b) Any Stock Option (whether previously Vested or which becomes Vested pursuant to Subsection (a), above), other than a Stock Option which has been designated as an “incentive stock option” within the meaning of Section 422 of the Code, shall be exercisable by the Executive (or following the Executive’s death, by his estate) for a period which expires one year after the Executive’s Termination Date (but not beyond the expiration date of the Stock Option).
               (c) If any Awards become Vested at or following a Change of Control and the Shares are not publicly traded, then

               (i) the Executive (or his beneficiary or estate following his death) shall have the right (“Put Rights”) to compel the Company to buy back some or all of the Shares which were originally Restricted Shares or which were acquired by exercise of Stock Options, held by the Executive (or his beneficiary or estate), for their fair market value, as established for the year. For purposes of this Subsection (c), if, at any time following a Change of Control, the Shares are not publicly traded, the Company, at its own expense, shall cause a nationally recognized investment banking firm mutually acceptable to the Executive and the Company to make an annual valuation, effective as of the first day of the Company’s fiscal year, which valuation shall establish the fair market value of a Share. Copies of the valuation shall be furnished, in writing, to the Executive and the Company within three (3) months after the effective date of the valuation;
               (ii) after the Executive’s termination of employment or his death, the Company shall have the right (“Call Rights”) to compel the Executive (or his beneficiary or estate, if applicable) to sell all the Shares which were originally Restricted Shares or which were acquired by exercise of Stock Options, held by the Executive (or his beneficiary or estate), to the Company for their fair market value, as established for the year pursuant to clause (i) above, as modified by clause (iii) below; and
               (iii) notwithstanding anything to the contrary in clauses (i) and (ii) above, the Company’s repurchase price pursuant to any exercise of the

Put Rights or the Call Rights shall be the fair market value of such Shares that are being repurchased, as established for the year pursuant to clause (i) above, provided that (A) if the Change of Control is in the form of a merger, consolidation, tender offer, going private transaction or any similar transaction, the amount per Share received by shareholders of the Company in the Change of Control transaction (the “Transaction Price”) shall be deemed to be the fair market value per Share for a period of twelve (12) months following the consummation of the Change of Control unless any fact or circumstance arises within such twelve (12) month period that may materially affect the value of the Company (in which case such fact or circumstance shall be taken into account in determining fair market value), (B) the first annual valuation pursuant to clause (i) above shall be made as of the first anniversary of such Change of Control and shall remain in effect for the remainder of the calendar year, and (C) any fact or circumstance arising after the issuance of the annual valuation pursuant to clause (i) above or this clause (iii) and before such repurchase that may materially affect the value of the Company shall be taken into account in determining fair market value for purposes of this Subsection (c).
The Executive (or his beneficiary or estate) may exercise the Put Rights not more than once during the Company’s fiscal year. Neither the Executive (or his beneficiary or estate) nor the Company may exercise the Put Rights or Call Rights more than 90 days after the issuance of the most recent annual valuation if the price at which the Put Rights or Call Rights are to be exercised is based on such valuation (pursuant to clauses (i)(A), (ii)(A) or (iii), above). The provisions of this Subsection (c) shall cease to apply if the Shares are again publicly traded.
               (d) The Company sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to certain Executives. Funding through such trust fund of the amounts which may become due to the Executive under Sections 4 or 5 of the Agreement shall be authorized by the Compensation Committee of the Board, as set forth in the agreement pursuant to which the fund has been established, no later than immediately following a Change of Control; provided, however, that no contributions shall be made to such fund pursuant to this Subsection (d) if such funding would cause the amount contributed to be treated as property transferred in connection with the performance of services pursuant to Section 409A(b)(3) of the Code.
          5. Termination in Connection With a Change of Control. If the Executive has a Separation from Service due to the Executive’s employment being terminated by the Company without Cause, or by the Executive for Good Reason, in anticipation of (within the meaning of Section 3), upon or at any time following a Change of Control (hereinafter referred to as a “Change of Control Termination”), then, in addition to the benefits under Section 4 hereof regarding the Executive’s Awards, the following benefits shall be provided to the Executive:
               (a) The Company shall pay to the Executive, in a lump sum, an amount equal to 2.99 times the Executive’s Cash Compensation.

               (b) The Company shall provide the Executive (and his family) with benefit coverage continuation pursuant to and subject to the terms and conditions of Section 3(d); provided, however, that health benefits provided for under Section 3(d) shall continue until the earliest of (i) the end of the tenth year following the year of the termination of employment, (ii) the Executive’s eligibility for Medicare, (iii) the Executive’s commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs without a pre-existing condition limitation, or (iv) the Executive’s death.
               (c) The Company shall provide the Executive with additional benefits pursuant to and subject to the terms and conditions of
Section 3(e).
          6. Termination for Cause or Without Good Reason, Etc. If the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or because of the Executive’s death or total disability, the provisions of Sections 3 and 5 hereof shall not apply.
          7. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except as provided in Sections 3(d) and 5(b).
          8. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus,

incentive or other plan or program provided by the Company, or any of its Subsidiaries, and for which the Executive may qualify, other than severance benefits.
          9. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
          10. Gross-Up Payment.
               (a) Notwithstanding anything to the contrary in this Agreement, if it shall be determined (as hereafter provided) that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, one or more trusts established by the Company for the benefit of its employees, or any other person or entity, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company or an affiliate, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Company shall make an additional payment (the “Gross-Up Payment”) to the Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, Executive shall retain the same amount as if no Excise Tax had been imposed.
               (b) Subject to the provisions of Section 10(a) hereof, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the change in control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the receipt of notice from the Executive or the Company (which notice shall include data sufficient to perform the determination and supporting calculations) that there has been a Payment which is or might be subject to an Excise Tax, or any other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall make the Gross-Up Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion from the Accounting Firm or from reputable legal counsel which is familiar with the Excise Tax provisions of the Code (which may but need not be regular or special counsel to the

Company) that the Executive has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (the “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 10(d) below, and the Executive thereafter is required to make a payment or an additional payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred as promptly as possible and notify the Company and the Executive of such calculations, and of the amount of any such Underpayment and the resulting additional Gross-Up Payment to the Executive within 15 calendar days after the Accounting Firm received notice of the Underpayment from the Company or the Executive. Any Gross-Up Payments due under this Section 10 shall be promptly paid by the Company, at its expense, to or for the benefit of the Executive (including any withholding payment made directly by the Company to the Internal Revenue Service or U.S. Treasury with respect to the Executive’s Excise Tax liability) within five (5) business days after receipt of the determination and calculations from the Accounting Firm. Notwithstanding the preceding, in no event shall any Gross-Up Payment be made later than December 31st of the calendar year next following the calendar year in which the Excise Tax is paid. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this Section 10.
               (c) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.
               (d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) provide to the Company any information which is in the Executive’s possession reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall pay the amount of such payment to the Executive, and the Executive shall use such amount received to pay such claim, and the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment (including the applicable Gross-Up Payment); provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (e) If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 10, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to the Company’s complying with the requirements of Section 10(d)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto) (or, to the extent such payment would be deemed prohibited by applicable law, shall be treated as a prepayment by the Company of any amounts owed to the Executive). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such payment made to the Executive thereunder shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
          11. Amendments. No amendment or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid, unless in writing and duly executed by both parties.
          12. Waivers. A waiver by any party hereto of any breach of this Agreement or the failure by a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of any other breach or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          13. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

          14. Assignment. The Executive may not assign his rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs, executors and administrators, and the Company, its successors and assigns.
          15. Prior Agreements. This Agreement supersedes and cancels the Termination and Change of Control Agreement, dated as of May 18, 2004, between the Company and the Executive. The Executive remains subject to the Confidentiality Agreement with Ametek, Inc., dated May 14, 1997 (“Confidentiality Agreement”) which shall remain in full force and effect; provided, however, that the provisions of this Agreement shall supersede the Confidentiality Agreement with regard to the return of any Company car, if and to the extent the provision of Section 3 or Section 5 hereof are applicable.
          16. Notices. All notices, requests, consents and other communications which either party is required or may desire to serve upon the other shall be in writing (including facsimile or similar writing) and shall be deemed to have been given at the time when personally delivered or, if mailed, when deposited in the United States mail, enclosed in a registered or certified postpaid envelope, addressed to the other party at the address stated below or to such changed address as such party may have fixed by notice, or, if given by facsimile, when electronic confirmation of the transmission is received:
To the Company:     AMETEK, Inc.
37 North Valley Road — Building 4
P.O. Box 1764
Paoli, PA 19301
Facsimile: 610-296-3412
Attention:  General Counsel and
Chief Financial Officer

To the Executive:   Frank S. Hermance
provided that any notice of change of address shall be effective only when received.
          17. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, spin-off or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor’s assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.
          18. Taxes. The Company may withhold from or with respect to any payment of compensation or taxable benefit provided for under this Agreement any federal, state or local tax (including any applicable payroll tax or excise tax) to the extent required by law.

          19. ERISA Top Hat Plan. To the extent that this Agreement is considered to be a plan for purposes of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), it shall be considered an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated Executives, within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 or Section 2520.104-24, as applicable.
          20. No Right of Employment. This Agreement shall not be construed as creating any contract of employment between the Company and the Executive.
          21. Release. Notwithstanding anything to the contrary contained herein, the Executive’s entitlement to the payment of any amount or receipt of any benefit coverage under this Agreement, upon or following his termination of employment, is expressly conditioned upon his execution of a release in the form required by the Company of its terminating executives prior to the Termination Date.
          22. Section 409A and Delay. The terms of this Agreement are intended to comply with Section 409A of the Code, and without having the Executive incur any tax or penalty under Section 409A of the Code as a consequence of the receipt of any payments or benefits under this Agreement. In the event that it is determined that any term or provision of this Agreement does not so comply, then the Company agrees to amend such non-compliant term or provision so as to comply with Section 409A of the Code and, to the extent possible, preserve the original intent of this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (within the meaning of Section

409A(a)(2)(B) of the Code), as determined under the policy of the Company, or any successor thereto, for identifying such specified employees, and one or more of the payments or benefits to be received by the Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, no such payment shall be made or benefit provided until the earlier of (i) the Executive’s death or (ii) six (6) months after the Executive’s Separation from Service. In such event, the Executive shall be paid an amount equal to the sum of the payments that he would otherwise have received during the six-month period on the first day following the expiration of the six-month period, together with interest for the period of the delay at the one-year LIBOR rate in effect on the date of the Executive’s Separation from Service, plus 50 basis points, as such rate is set forth in the Wall Street Journal.
          23. Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute involving an alleged violation by the Executive of Section 7, or a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement; provided, however, that if the arbitrator finds that the Company has breached this Agreement and, as a result of any such breach, the Executive has incurred an excise tax under Section 4999 of the Code, then, in addition to such other remedies as the arbitrator may award, the arbitrator shall direct the Company to pay the Executive an amount (the “gross-up payment”) which will reimburse the Executive for the cost of the excise tax, as well as for all federal, state and local income, excise and payroll taxes incurred by the Executive on the gross-up payment, which reimbursement shall be made no later than December 31st of the calendar year next following the calendar year in which such excise tax and related taxes are paid. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorney’s fees and expenses).
          24. Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by Federal law.
          25. Survival of Agreement. The terms of this Agreement and the obligations of the parties hereunder, including but not limited to the obligations of the Company under Section 10 hereof, shall survive the termination of the Executive’s employment with the Company for any reason (other than a termination for Cause).
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMETEK, INC.

By:	/s/ Henry J. Policare

Henry J. Policare
Assistant Secretary

AMETEK, INC.

By:	/s/ Frank S. Hermance

Frank S. Hermance
Chief Executive Officer and Chairman
of the Board